Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
April 20, 2010
CONTACT:	Chad Daffer or Andy Grier 800/283-2357
AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
ANNOUNCES PUBLIC OFFERING OF SHARES REPRESENTING ASSIGNED
LIMITED PARTNERSHIP INTERESTS
Omaha, NE — April 20, 2010 — America First Tax Exempt Investors, L.P. and its subsidiaries (NASDAQ: ATAX) (the “Company”) today announced that it plans to sell 6,000,000 shares representing assigned limited partnership interests in an underwritten public offering. The Company will also grant the underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments, if any. All of the shares will be issued under the Company’s currently effective shelf registration statement filed with the Securities and Exchange Commission.
The Company intends to utilize the net proceeds from the offering to acquire additional tax-exempt revenue bonds and other investments meeting its investment criteria and for general working capital needs.
Deutsche Bank Securities will be the lead book-running manager for the offering, RBC Capital Markets will be the co-book-running manager and Oppenheimer & Co. will be the co-manager. A copy of the prospectus relating to these securities may be obtained, when available, from Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com, or from RBC Capital Markets Corporation, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, (212) 428-6670, or from Oppenheimer & Co., Attn: Syndicate Prospectus Department, 300 Madison Ave., 5th Floor, New York, New York 10017, telephone: (212) 667-8563, fax: (212) 667-6141 or email at EquityProspectus@opco.com.
This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement.
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-exempt interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments.
Safe Harbor Statement
Information contained in this press release contains “forward-looking statements,” including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.